eNetpc, Inc. Announces Reverse Split and 3 New Board Members

MINNEAPOLIS, MN -- 12/22/2003 -- eNetpc, Inc. (OTC BB: ETPC), an Application Service Provider (ASP) specializing in B2B software, e-commerce and virtual distribution, announced today announced a reverse split of its common stock on a 1 for 5 basis. The Company also announced the addition of three new board members. The Company is traded as (OTC BB: ETPC).

Richard Pomije, CEO of eNetpc, Inc., stated, "eNetpc has downsized and reorganized during the past two years. The Company has established a new and exciting program to move forward. For 2004, eNetpc, Inc. will do a full-scale launch of www.eselectdirect.com."

eSelectDirect is an authorized sales portal that allows manufacturers and distributors to market specialty and EOL (end-of-life) products directly to the public. Beta testing has been completed with 3 distributors for the fall quarter with positive and better then expected results.

Three new board new board members include the following.

Jeff Mills: Mr. Mills has worked for Xerox Corporation for the past 17 years in various Operations and Sales positions. He has also served as Director for one private company and has served as President, owner and operator of various business ventures. Mr. Mills is a 1984 Graduate of The University of Northern Iowa and has held several securities licenses.

Jason Willits: Mr. Willits Currently is President and owner of Chanx, Inc., an Electronic Distributor based in AZ. Previously was VP of Sales and partner of Nashville Computer Liquidators (NCL) with sales of $203 million in 1999. He developed and managed relationships with key suppliers and cultivated new partnerships at NCL. He earned a BS Degree in Business Administration with an emphasis in Finance, California State University - Chico.

Joe Whitney: Mr. Whitney is a President of Loring Corner, Inc. (1980 - present), a Minneapolis-based real estate holding company. (1985 - present) Chairman of Finance Committee and a Director. Hixon Properties, A San Antonio-based Real Estate Investment Company. (1987 - present) President Hawaiian development Corp. A Delaware Corp that develops real estate in Kailua-Kona, Hawaii. (1985 - present) President electro-Magnetic components, Inc A San Diego Company that sells magnetic heads worldwide to makers of cassette duplicating machines and film studios. (2002 - present) Director, Talking Point, A technology company that conducts in store customer research and customer return. (1980 - present) Director and Treasurer, The Whitney Foundation A Minneapolis-based charitable organization.

The three new board members replace the resigning board members Ed Havlik and Jim Greenfield. eNetpc, Inc. wishes to thank them for their services on the board.

About eNetpc, Inc.

eNetpc, Inc. provides leading edge B2B software through its www.eselectdirect.com sales portal. Traded on the OTC:BB (ETPC), eNetpc, Inc. is built on the belief that the Internet will be the standard method of virtual distribution and that its eSelect™ software will bring manufacturers, resellers and customers together. More company information can be found at www.enetpc.com.

Any statements contained herein related to future events are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on forward-looking statements. eNetpc undertakes no obligation to update any such statements to reflect actual events.

For more information, please contact:
Richard Pomije
eNetpc, Inc.
phone: 952-890-2362, ext. 115
e-mail: rpomije@enetpc.com